                     [THOMPSON, HINE AND FLORY LETTERHEAD]


                                 April 26, 1995

                                                                  (216) 566-5500




Oglebay Norton Company
1100 Superior Avenue
Cleveland, Ohio 44114-2598

Gentlemen:

                          We have acted as counsel to Oglebay Norton Company
(the "Company") in connection with the filing by the Company with the Securities and Exchange Commission (the "Commission") under the provisions of the Securities Act of 1933, as amended, of a Form S-8 Registration Statement (the "Registration Statement") with respect to 15,000 shares of Common Stock with a par value of $1 each of the Company (the "Common Stock") issuable in connection with the Company's Director Stock Plan (the "Plan"). Acting as counsel for the Company, we have examined the following:

                          (a) The Restated Certificate of Incorporation and By-Laws of the Company, as presently in effect;

                          (b) Such records of corporate proceedings and such other documents as we deemed it necessary to examine as a basis for the opinions hereinafter expressed;

                          (c) The form of the Registration Statement to be filed with the Commission; and

                          (d) Copies of the Plan and the records of the proceedings of the Board of Directors of the Company and of the stockholders of the Company relating to the approval and adoption thereof.

                          Based upon the foregoing and upon legal
         considerations that we deem relevant, we are of the opinion that:

                          (a) The Company is a corporation duly organized and validly existing under the laws of the State of Delaware.

                          (b) The Common Stock, when purchased and paid for in the manner contemplated by the Registration Statement and the Plan, will be validly issued, fully paid, and non-assessable.

                          In rendering this opinion, we have assumed, without
any independent investigation, that: (i) All documents that have been submitted to us as originals are authentic, and all documents that have been submitted to us as copies conform to authentic, original documents; and (ii) All persons executing agreements, instruments, or documents examined or relied upon by us had the capacity to sign such agreements, instruments, or documents, and all such signatures are genuine.

                          This opinion is given on the basis of the law and
facts existing as of the date hereof. We assume no obligation to advise you of changes in matters of fact or law which may thereafter occur. Our opinion is based on statutory laws and judicial decisions that are in effect on the date hereof, and we do not opine with respect to any law, regulation, rule or governmental policy which may be enacted or adopted after the date hereof.

                          We are licensed to practice law only in the State of
Ohio and, accordingly, the foregoing opinions are limited solely to the laws of the State of Ohio, applicable federal laws of the United States, and the Delaware General Corporation Law. We express no opinion as to matters governed by any laws other than the laws of the State of Ohio, the Delaware General Corporation Law, and the federal laws of the United States of America.

                          This opinion is solely for your information in
connection with the filing of the Registration Statement and may be relied upon by you and by the Commission in connection therewith. It may not be relied upon by any other individual or organization for any purpose, without our prior written consent.

                          We consent to the use of this opinion as an exhibit
to the Company's Registration Statement as filed with the Commission and to the use of our name therein.

                                              Very truly yours,


                                              /s/ THOMPSON, HINE AND FLORY







                                      -10-